Exhibit 3.7

NEW BRUNSWICK BUSINESS CORPORATIONS ACT

FORM 6

ARTICLES OF AMALGAMATION (SECTION 124)

1- Name of Corporation

Stowe-Woodward/Mount Hope Inc.

2-      The classes and any maximum number of shares that the corporation is authorized to issue and any maximum aggregate amount for which shares may be issued including shares without par value and/or with par value and the amount of the par value.

The Corporation is authorized to issue an unlimited number of common shares without nominal or par value.

3- Restrictions if any on share transfers

No shares shall be transferred without the consent of the directors or shareholders of the corporation expressed by a resolution passed at a meeting of the board of directors or shareholders or by an instrument or instruments in writing signed by all such directors or shareholders.

4- Number (or minimum and maximum number) of directors

A minimum of one (1) and a maximum of ten (10) as determined by resolution of the board of directors.

5- Restrictions, if any, on business the corporation may carry on

None

6- Other provisions, if any

See Schedule “A” Attached Hereto

7-

A ☒   The amalgamation has been approved by special resolutions of shareholders of each of the amalgamating corporations listed in Item 9 below in accordance with Section 122 of the BUSINESS CORPORATIONS ACT.

B ☐     The amalgamation has been approved by a resolution of the directors of each of the amalgamating corporations listed in Item 9 below in accordance with Section 123 of the BUSINESS CORPORATIONS ACT. These Articles of Amalgamation are the same as the Articles of Incorporation of (name the designated amalgamating corporation).

8- Name of the amalgamating corporation the by-laws of which are to be the by-laws of the amalgamated corporation. Xerium I (Canada) Inc.

9- Name of Amalgamating Corporations Raison Sociale des corporations fusionnantes	Corporation No.	Signature	Date	Description of Office

Xerium I (Canada) Inc.	510599	/s/ Peter Gilson	Dec 3/99	Assistant - Secretary

Stowe-Woodward/Mount Hope Inc.	510747	/s/ Peter Gilson	Dec 3/99	Assistant - Secretary

FOR DEPARTMENT USE ONLY

Corporation No.- 510749	Filed- FILED/ DEC 03 1999

STOWE-WOODWARD/MOUNT HOPE INC.

(hereinafter referred to as the “Corporation”)

THIS IS SCHEDULE “A” TO THE FOREGOING-FORM 6 UNDER THE

NEW BRUNSWICK BUSINESS CORPORATIONS ACT

1.	PLACE OF SHAREHOLDER MEETINGS

Notwithstanding subsections (1) and (2) of Section 84 of the Business Corporations Act, as from time to time in force, meetings of shareholders of the Corporation may be held outside New Brunswick at such place or places as the shareholders may resolve to meet.

2.	NOTICE OF SHAREHOLDER MEETINGS

Notwithstanding subsection (1) of Section 87 of the Business Corporations Act, as from time to time in force, notice of time and place of a meeting of shareholders of the Corporation shall be deemed to be properly given if sent not less than three (3) days nor more than fifty (50) days before such meeting:

(a)	to each shareholder entitled to vote at the meeting;

(b)	to each director; and

(c)	to the auditor, if any.

3.	PRE-EMPTIVE RIGHTS

(A)	Notwithstanding subsection (2) of Section 27 of the Business Corporations Act, as from time to time in force, but subject however to any rights arising under any unanimous shareholders agreements, the holders of equity shares of any class, in the case of the proposed issuance by the Corporation of, or the proposed granting by the Corporation of rights or options to purchase, its equity shares of any class of any shares or other securities convertible into or carrying rights or options to purchase its equity shares of any class, shall not as such, even if the issuance of the equity shares proposed to be issued or issuable upon exercise of such rights or options or upon conversion of such other securities would adversely affect the unlimited dividend rights of such holders, have the pre-emptive right as provided by Section 27 of the Business Corporations Act to purchase such shares or other securities.

(B)	Notwithstanding subsection (3) of Section 27 of the Business Corporations Act, as from time to time in force, but subject however to any rights arising under any unanimous shareholders agreements, the holders of voting shares of any class, in case of the proposed issuance by the Corporation of, or the proposed granting by the Corporation of rights or options to purchase, its voting shares of any class or any shares or options to purchase its voting shares of any class, shall not as such, even if the issuance of the voting shares proposed to be issued or issuable upon exercise of such rights or options or upon conversion of such other securities would adversely affect the voting rights of such holders, have the pre-emptive right as provided by Section 27 of the Business Corporations Act to purchase such shares or other securities.

4.	PRIVATE CORPORATION RESTRICTIONS

(A)	The number of shareholders, exclusive of persons who are in the employment of the Corporation and are shareholders of the Corporation and persons who, having been formerly in the employment of the Corporation, have continued to be shareholders of the Corporation after termination of that employment, is limited to not more than Fifty (50) persons, two or more persons who are joint registered holders of one or more shares being counted as one shareholder.

(B)	Any invitation to the public to subscribe for any shares, debentures or other securities of the Corporation shall be prohibited.

5.	FINANCIAL ASSISTANCE

The Corporation may, directly or indirectly, give financial assistance by means of a loan, guarantee or otherwise:

(a)	to any shareholder, director, officer or employee of the Corporation or of an affiliated corporation, or

(b)	to any associate of a shareholder, director, officer or employee of the Corporation or of an affiliated corporation;

whether or not:

(c)	the Corporation is, or after giving the financial assistance would be, unable to pay its liabilities as they become due; or

(d)	the realizable value of the Corporation’s assets, excluding the amount of any financial assistance in the form of a loan or in the form of assets pledged or encumbered to secure a guarantee, after giving the financial assistance, would be less than the aggregate of the Corporation’s liabilities and stated capital of all classes.